Exhibit 21.1

Subsidiaries of Rex Energy Corporation

at December 31, 2013

Name	Entity Type	Jurisdiction of Incorporation or Formation	Percentage Ownership
Rex Energy Rockies, LLC	Limited Liability Company	Delaware	100%
Rex Energy I, LLC	Limited Liability Company	Delaware	100%
Rex Energy Marketing, LLC	Limited Liability Company	Delaware	100	%(1)
Rex Energy Operating Corp.	Corporation	Delaware	100%
Rex Energy IV, LLC	Limited Liability Company	Delaware	100%
PennTex Resources Illinois, Inc.	Corporation	Delaware	100%
R.E. Ventures Holdings, LLC	Limited Liability Company	Delaware	100%
R.E. Gas Development, LLC	Limited Liability Company	Delaware	100%
RW Gathering, LLC	Limited Liability Company	Delaware	40	%(2)
NorthStar #3, LLC	Limited Liability Company	Delaware	100	%(3)
Water Solutions Holdings, LLC	Limited Liability Company	Delaware	60%
Keystone Clearwater Solutions, LLC	Limited Liability Company	Delaware	60	%(4)
Cocoa Properties I, LLC	Limited Liability Company	Delaware	60	%(4)

(1)	Rex Energy Marketing, LLC is a wholly owned subsidiary of Rex Energy I, LLC.
(2)	R.E. Gas Development, LLC owns a 40% membership interest in RW Gathering, LLC.
(3)	R.E. Disposal, LLC is a wholly owned subsidiary of R.E. Gas Development, LLC.
(4)	Keystone Clearwater Solutions, LLC and Cocoa Properties I, LLC are wholly owned subsidiaries of Water Solutions Holdings, LLC. Rex Energy Corporation owns a 60% membership interest in Water Solutions Holdings, LLC.